Exhibit 1.2

For reference purpose only

(TRANSLATION)

REGULATIONS OF

THE BOARD OF DIRECTORS

OF

TOYOTA MOTOR CORPORATION

Established: February 27, 1952

As last amended on June 3, 2024

(Aa004-29)

Article 1. (Regulations of the Board of Directors)

Except as provided for in laws, ordinances or the Articles of Incorporation, matters relating to the Board of Directors of Toyota Motor Corporation (the “Company”) shall be governed by the provisions of these Regulations.

Article 2. (Purpose and Composition)

1.

The Board of Directors shall be composed of all the Members of the Board of Directors and shall make decisions on the execution of business, supervise the execution of the duties of Members of the Board of Directors, and designate and dismiss the Representative Directors.

2.	Audit & Supervisory Board Members shall be present and, whenever necessary, give their opinions at a meeting of the Board of Directors.

3.

The Board of Directors is able to request Operating Officers and other members admitted by the Chairman to be present and give explanation or comment. However, Operating Officers and other members admitted by the Chairman are not able to participate in resolutions.

Article 3. (Person to Convene Meeting and Notice of Meeting)

1.

A meeting of the Board of Directors shall be convened by the Chairman of the Board of Directors or the President, Member of the Board of Directors. In the event that the positions of both the Chairman of the Board of Directors and the President, Member of the Board of Directors are vacant or that both of them are prevented from convening, such meeting shall be convened by the Vice Chairman of the Board of Directors, or other Members of the Board of Directors in that order and according to their rank, if there are multiple persons holding the same position.

2.

Notice of convening a meeting of the Board of Directors shall be dispatched to each Member of the Board of Directors and each Audit & Supervisory Board Member at least three (3) days before the date of the meeting. In the case of urgency, however, such period may be shortened.

3.	A meeting of the Board of Directors may be held without following the convening procedure, if consented to by all the Members of the Board of Directors and the Audit & Supervisory Board Members.

Article 4. (Chairmanship and Method of Adopting Resolutions)

1.

The Chairman of the Board of Directors or the President, Member of the Board of Directors shall preside as chairman at a meeting of the Board of Directors. In the event that the positions of both the Chairman of the Board of Directors and the President, Member of the Board of Directors are vacant or that both of them are prevented from so presiding as chairman, the Vice Chairman of the Board of Directors, or other Members of the Board of Directors, shall preside as chairman in that order and according to their rank in the case that there are multiple persons holding the same position.

2.

Resolutions of the Board of Directors shall be adopted at meetings at which a majority of the Members of the Board of Directors who are entitled to vote shall be present, by a majority of the Members of the Board of Directors so present.

3.

With respect to matters to be resolved by the Board of Directors, the Company shall deem that such matters were approved by a resolution of the Board of Directors when all the Members of the Board of Directors express their agreement in writing or by electronic records. Provided, however, that this provision shall not apply when any Audit & Supervisory Board Member expresses his/her objection to such matters.

4.

With respect to matters to be reported to the Board of Directors, Members of the Board of Directors, Audit & Supervisory Board Members or Accounting Auditors shall not be required to report such matters to the Board of Directors when such matters are notified to all the Members of the Board of Directors and Audit & Supervisory Board Members.

Article 5. (Matters to be Resolved)

The following matters shall be subject to the resolution of the Board of Directors:

(1)	Matters provided for in the Corporation Act or other laws or ordinances;

(2)	Matters provided for in the Articles of Incorporation;

(3)	Matters delegated to the Board of Directors by resolution of a general meeting of shareholders; and

(4)	Other important managerial matters.

Article 6. (Matters to Be Reported)

Members of the Board of Directors shall report to the Board of Directors on the following matters:

(1)	State of execution of business and such other matters as are provided for in the Corporation Act or other laws or ordinances; and

(2)	Such other matters as the Board of Directors may deem necessary.

Article 7. (Meetings and Minutes)

1.

A meeting of the Board of Directors shall be held in Japanese, minutes shall be prepared each time a meeting of the Board of Directors is held and such minutes shall be kept on file at the head office for ten years.

2.

Minutes shall set forth matters provided for in the laws or ordinances and the Members of the Board of Directors and Audit & Supervisory Board Members present shall sign or affix their names and seals thereto.

3.	Minutes shall be prepared in Japanese.

Supplementary Provisions

Article 1. (Effective Date)

These Regulations shall become effective as of June 3, 2024.

Article 2. (Amendment to Regulations)

Any amendment to these Regulations shall be made by a resolution of the Board of Directors.

MATTERS TO BE SUBMITTED TO THE BOARD OF DIRECTORS

General Rules of the “Matters To Be Submitted To The Board of Directors” (this “List”)

1.	Pursuant to Article 5(1), (2) and (3) of the Regulations of the Board of Directors, matters and items defined in I-1, 2 and 3 of this List shall, without fail, be submitted to the Board of Directors.

2.

In addition, pursuant to Article 5(4) of the Regulations of the Board of Directors, for matters and items defined in I-4 of this List, materiality must be appropriately judged and matters must be submitted accordingly to the Board of Directors.

3.

Materiality shall be determined by the Executive(s) and Executive General Manager(s) responsible for their divisions* taking into consideration “submission standards,” “special rules,” “definitions” and “explanations” in this List. If the amount of transaction does not meet the submission standards at first, but there occurs a possibility that it may exceed such standards later on, such transaction shall be submitted to the Board of Directors at the time such possibility arises.

Even if a proposal does not meet the monetary standards, for matters with high uncertainty in investment recovery, potential significant losses, high geopolitical risks, or high reputation risks, etc., materiality shall be appropriately judged based on such risks.

4.	Pursuant to Article 6 of the Regulations of the Board of Directors, matters and items defined in II of this List shall be reported to the Board of Directors without delay.

*

Business Unit/Company President or Executive Vice President, or Chief Officer / Chief Executive Officer or Deputy Chief Officer (TMC Executives’ meeting: Chairman of applicable meetings/ Divisions not belonging to a group: Operating Officer or senior professional / senior management (kanbushoku) responsible for an applicable division)

Standard for re-submission

If material changes are made to a matter previously submitted to the Board of Directors (such as 20% or more of increase in the amount approved by the Board of Directors), such matter shall be re-submitted to the Board of Directors.

I.	Matters to be Resolved:

1.	Matters provided for in the Companies Act or other laws or ordinances:

Classifications	Items	Relevant Articles of Applicable Law
Shares; stock acquisition rights:	Fixing the record date	Article 124

	Acquisition of the Company’s own shares held by its subsidiaries	Article 163

	Cancellation of the Company’s own shares	Article 178

	Share-splits	Article 183

	Free allotment of shares	Article 186

	Reduction of the number of shares constituting one unit (tangen) of shares or abolition of the provisions which define such number	Article 195

	Auction of shares held by shareholders whose whereabouts are unknown	Article 197

	Issuance of new shares	Article 201

	Disposition of the Company’s own shares	Article 201

Classifications	Items	Relevant Articles of Applicable Law

	Approval of undertaking a contract for the total number of shares of subscription or similar ones with transfer restrictions	Articles 205 and 244

	Issuance of stock acquisition rights	Article 240

	Approval of transferring stock acquisition rights with transfer restrictions	Article 265

	Acquisition of stock acquisition rights with acquisition clause	Articles 273 and 274

	Cancellation of stock acquisition rights	Article 276

General meetings of shareholders:	Free allotment of stock acquisition rights	Article 278

	Convening of a general meeting of shareholders	Article 298

Board of Directors, Members of the Board of Directors:	Designation and dismissal of Representative Directors	Article 362

	Approval of Members of the Board of Directors’ competing transactions	Article 365

	Approval of Members of the Board of Directors’ transactions for their own account	Article 365

	Approval of Members of the Board of Directors’ transactions involving conflict of interests	Article 365

Accounts:	Approval of financial statements, business reports and the accompanying detailed statements	Article 436

	Approval of extraordinary financial statements	Article 441

	Approval of consolidated financial statements	Article 444

	Reduction in the amount of capital (with conditions)	Article 447

	Reduction in the amount of reserves (with conditions)	Article 448

Bonds:	Offering of bonds	Article 362

	Issuance of bonds with stock acquisition rights	Article 240

Others:	Disposition and acquisition of important property*[1]	Article 362

	Borrowing of a large amount of money	Article 362

	Appointment and removal of managers and other important employees	Article 362

	Establishment, alteration and abolition of branch offices and other important organizations	Article 362

	Development of a system to ensure the appropriateness of business operations of the Company and business group consisting of the parent company and subsidiaries	Article 362

	Other important business execution	Article 362

2.	Matters provided for in the Articles of Incorporation:

Classifications	Items	Relevant Articles of the Articles of Incorporation
Shares:	Acquisition of Company’s own shares	Articles 7

	Selection of registration agent and its location of business	Article 9

	Amendment to the Share Handling Regulations	Article 10

General meeting of shareholders:	The order in which to assume chairmanship of a general meeting of shareholders	Article 13

Board of Directors; Members of the Board of Directors:	Designation and dismissal of Members of the Board of Directors with specific titles	Article 20

	Amendment to the Regulations of the Board of Directors	Article 19

	Exemption of Members of the Board of Directors from their liabilities	Article 22

Audit & Supervisory Board Members:	Exemption of Audit & Supervisory Board Members from their liabilities	Article 29

Accounts:	Distribution of interim dividends from surplus	Article 33

	Reduction in the amount of reserves	Article 33

	Other disposition of surplus	Article 33

	Distribution of dividends from surplus	Article 33

Others:	Appointment of Honorary Chairman and Senior Advisor	Article 21

3.	Matters delegated to the Board of Directors by resolution of a general meeting of shareholders:

Classifications	Items
Shares:	Acquisition of Company’s own shares

Issuance of new shares or stock acquisition rights on favorable conditions

Others:	Other matters delegated to the Board of Directors

4.	Other important managerial matters:

Classifications	Items
Management:	Business Plan (profit planning, Hoshin Guideline, etc.)

Important business alliances and important joint ventures

Launching of new projects

Short-form and simplified corporate splits

Short-form and simplified share exchanges

Simplified acquisition of an entire business of another company

Approval of interim and quarterly accounts

Approval of consolidated accounts (including interim and quarterly accounts)

Decision on filing a lawsuit or an appeal, or closing an important dispute

Other important matters

Personnel affairs; organization:	Assumption of office of executives in other companies (excluding the company’s subsidiaries, in the case of new offices in listed companies only) by Members of the Board of Directors (excluding Outside Members of the Board of Directors), Operating Officers, and the head of group, in-house company and any other organization similar thereto

Assumption of office of executives in important associations (in the case of new offices only) by Members of the Board of Directors (excluding Outside Members of the Board of Directors), Operating Officers, and the head of group, in-house company and any other organization similar thereto

Appointment and removal of assignment of Members of the Board of Directors and Operating Officers to take charge of the head of group, in-house company and any other organization similar thereto

Treatment and discipline relating to Members of the Board of Directors and Operating Officers

Appointment and removal of Operating Officers

Appointment and removal of Senior Technical Executive (gikan) and Advisor (komon)

Approval of Operating Officers’ competing transactions

Approval of Operating Officers’ transactions for their own account

Approval of Operating Officers’ transactions involving conflict of interests

Changes in important working conditions

Other important matters

Production; Sales; Technology development:	Long-term or annual production, shipment or sales plans

Long-term or annual equipment plans

Licensing, acquisition or transfer of important intellectual property rights

Other important matters

Group management:	Incorporation, dissolution, acquisition and transfer of subsidiaries

Important group managerial matters

Other important matters

Others:

Other important managerial matters

(For matters with high uncertainty in investment recovery, potential significant losses, high geopolitical risks, or high reputation risks, etc., materiality shall be appropriately judged based on such risks)

II.	Matters to be reported:

Items	Relevant Articles of Applicable Law
State of execution of business	Article 363

Important facts about a competing transaction	Article 365

Important facts about any Member of the Board of Director’s transactions for his/her own accounts	Article 365

Important facts about any transactions involving conflict of interests	Article 365

Monthly production/shipment/sales results	—

Important matters, such as incorporation of subsidiaries by a joint venture company	—

Management status of a system to ensure the appropriateness of business operations of the Company and business group consisting of the parent company and subsidiaries	Article 362

Other important matters	—

Appendix 1

Items	Standard
(1) Disposition and acquisition of important property:

1 Acquisition and disposition of land and leaseholds	50,000,000,000 Yen or more per transaction

2 Investments (excluding fund management investments)	50,000,000,000 Yen or more per transaction

3 Capital expenditure (excluding introduction / change of vehicle models and renewal of aging assets)	50,000,000,000 Yen or more per transaction

4 Loans (excluding renewal of bills and notes, and loans as part of financial business)	50,000,000,000 Yen or more per transaction, or loans outstanding of 50,000,000,000 Yen or more per company

5 Discharge of debts	200,000,000 Yen or more per transaction

6 Donations (excluding those via Japan Automobile Manufacturers Association, Inc.)	2,000,000,000 Yen or more per transaction However, important matters will be submitted, even if the amount for a new case or single case is less than 2,000,000,000 Yen

(2) Disposition and acquisition of important property:	Important matters will be submitted at the initial phase (overview, the maximum amount of money, etc.).

Deliberate a project as a whole. Multiple year appropriation is allowed if necessary (Report is required)
(3) Borrowings of large amounts of money:
1 Borrowing	50,000,000,000 Yen or more per transaction
2 Guarantee of obligations	All transactions

Items	Standard
(4) Appointment and removal of managers and other important employees:	Promotion to Senior General Manager and above, as well as appointment or removal of the head of group, in-house company, and any other organizations similar thereto
Appointment of operating officers at membership companies (limited liability company, etc.) and limited liability partnerships, and removal of operating officers at such companies
(5) Establishment, alteration and abolition of branch offices and other important organizations:	Establishment, alteration and abolition of group, in-house company, plant and any other organizations similar thereto

(*1)	Acquisition and disposition of land and leaseholds

In the case where any of the acquisition price, book value, or transaction price is 50,000,000,000 Yen or more per transaction, a submission shall be required.

However, in the case that the acquisition occurs for the purpose other than business, a submission shall be required, even if the amount is less than 50,000,000,000 Yen.

(*2)	Definition of “leaseholds”

“Leasehold” is a right which is obtained by a temporary payment of concession money as a setup fee for leasehold, when leasing land for the purpose of owning buildings (excluding parking space, etc.).

(*3)	Special rules regarding exclusion items of “Capital investment”

Transactions to change the structure of business (establishment of new plants, etc), or more than 1% of consolidated net worth amount (minimum amount in the past three years) per transaction are mandatory.

Appendix 2

Items	Standard
(1) Business Plan (profit planning, Hoshin Guideline, etc.):

1 Definition of “Business Plan”

(1) “Business Plan”	Short-term profit planning (revenue, capital expenditure, R&D cost, etc.), sales and production plan, (initial annual plan, etc.), mid-term profit planning, vision, etc.

(2) “Hoshin Guideline”	Hoshin guideline (if revised)

(2) Important business alliances and important joint ventures:

(1) Definition of “business alliance” and “joint venture”

(1) “Business alliance”	“Business alliance” shall be used when businesses such as sales tie-up, continuous provision of products, acceptance/entrustment of production, joint production, joint development, or technology licensing, etc., are commenced or terminated, or material changes with respect to these businesses are made

Items	Standard

(2) “Joint venture”	“Joint venture” shall be used when Toyota Motor Corporation (TMC) and a business partner or its subsidiary make joint investment to establish or acquire a joint venture company and have such joint venture company conduct businesses for the purposes of the subject joint venture

(2) Materiality standards for “Important business alliances and important joint ventures”*[1]

(1) Monetary standard	In case TMC plans to spend 50,000,000,000 Yen or more in total for loan and investment, capital expenditures, etc. at the beginning of the plan

(2) Qualitative standard	In case the subject business alliance or joint venture (including with a dominant competitor) may materially affect TMC’s management in terms of sales, profits, etc.

(3) Launching of new projects:

1 Definition of “Launching of new projects”	Used when TMC launches a business not relating to its existing business areas (such as automobiles, industrial vehicles, housing, information and telecommunication, boats and ships, airplanes, biotechnology or financial businesses)

Other than launch of business by TMC itself, launch of business through business alliance or through its subsidiary or joint venture company (excluding companies in which TMC invests without being required to include such companies’ operating results in its consolidated financial statements pursuant to the Financial Instruments and Exchange Act) shall also be considered as “launching of new projects”

(4) Decision on filing a lawsuit or an appeal, or closing an important dispute*[2]:

1 Monetary standard	In case that value of subjects (amount TMC sues for or amount to be borne by TMC*3) is 10,000,000,000 Yen or more

2 Qualitative standard	In case of legal actions such as filing of legal action with respect to important intellectual property rights or dispute with a public entity with respect to environmental issues, which may materially affect TMC’s management, business, rights or brand image, etc.

(*1)	Materiality standards for “important business alliances and important joint ventures”

If a business alliance or joint venture falls under either the “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

(*2)	Materiality standards for “Decision on filing a lawsuit or an appeal, or closing an important dispute”

If a case falls under either “Monetary standard” or “Qualitative standard”, it shall be submitted to the Board of Directors.

Appendix 3

Items	Standard
(1) Materiality standards for “Assumption of offices of and resignation from a director’s position in important associations”:	In case that Members of the Board of Directors or Operating Officers of TMC assume or resign from a position such as chairman, board chairman, committee chairman, etc. of Japan Business Federation, The Japan Chamber of Commerce and Industry, Japan Association of Corporate Executives, Japan Automobile Manufacturer Association, Counsel of government authorities or other important associations comparable to these associations

(2) Materiality standards for “Changes in important working conditions”:	In case that certain actions such as changes in working conditions with respect to employment which may materially affect TMC’s management and employees

Appendix 4

Materiality standard for “licensing, acquisition or transfer of important intellectual property rights”

Certain actions such as licensing of intellectual property rights relating to TMC’s essential technologies or transfer of TMC’s trademark, which may materially affect TMC’s management, such licensing, transfer or acquisition shall be deemed material.

Appendix 5

Items	Standard
(1) Incorporation, dissolution, acquisition and transfer of subsidiaries:

1 Definition of “Incorporation, dissolution, acquisition and transfer of subsidiaries”

(1) “Subsidiary”	A joint stock company of which TMC holds a majority of its voting rights, or other companies judged to be a subsidiary of TMC pursuant to Article 3 of the Implementation Rules of the Companies Act (including a membership company such as a limited liability company, a partnership, any other business entities similar thereto)

(2) “Incorporation”	Used when a subsidiary is established

(3) “Dissolution”	Used when a subsidiary is dissolved

(4) “Acquisition”	Used when a subsidiary is obtained through, for example, acquisition of shares (excluding cases which fall under incorporation)

(5) “Transfer”	Used when a company loses its status as a subsidiary of TMC through, for example, TMC’s sale of shares of the subsidiary (excluding cases which fall under dissolution)

Items	Standard

(2) Important group managerial matters:

Matters will be submitted in accordance with the company’s submission standard in cases where business operation of subsidiaries may have a great influence on the company’s group management or reputation. Such cases include “Disposition and acquisition of important property”, “Borrowings of a large amount of money”, “Business alliances and joint ventures” and “Launching of new projects.”

However, such submission may be omitted, in the case where submission of a matter is a formality, the matter virtually requires no managerial decision (transfer of land/equipment conducted between wholly owned subsidiaries etc.) and the matter is judged not to have materiality.

(1) Report of the execution status of business:	Improve contents of report to the supervision side while enhancing the decision-making process by operating officers

(1) Progress of important investment in new businesses and risk taking status shall be reported as appropriate

(2)   As for report by in-house company/region, the annual plans will be confirmed in the Hoshin Guideline. As for other organizations, report will be made by project (Outside Board Member Meeting can be utilized)

(3)   Progress of initiatives for important strategy/ mid-to long-term challenges shall be reported as appropriate (e.g., matters related to sustainability, corporate governance, and risk management, etc.)